Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

August 18, 2015

Ralph Lauren Corporation

650 Madison Avenue

New York, NY 10022

Registration Statement on Form S-3ASR

(File No. 333-191302)

Ladies and Gentlemen:

We have acted as special counsel to Ralph Lauren Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3ASR (File No. 333-191302) (the “Registration Statement”), which became effective on September 23, 2013. You have asked us to furnish our opinion as to the legality of $300,000,000 aggregate principal amount of the Company’s 2.625% Senior Notes due 2020 (the “Notes” or the “Debt Securities”), which are registered under the Registration Statement and which are being sold today pursuant to an Underwriting Agreement dated August 13, 2015, (the “Underwriting Agreement”), by and among the representatives named on therein, as representatives of the underwriters named on Schedule I thereto (the “Underwriters”) and the Company.

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The Debt Securities are to be issued under an indenture, dated as of September 26, 2013 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated September 26, 2013 (the “First Supplemental Indenture”), between the Company and the Trustee, and a Second Supplemental Indenture, dated as of the date hereof (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), between the Company and the Trustee, and pursuant to resolutions adopted by the board of directors of the Company.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement;

2.	the preliminary prospectus supplement dated August 13, 2015 (the “Preliminary Prospectus”);

3.	the pricing term sheet dated August 13, 2015 set forth on Annex C to the Underwriting Agreement (the “Term Sheet”);

4.	the final prospectus supplement dated August 13, 2015 (the “Final Prospectus”);

5.	the Underwriting Agreement;

6.	the Indenture; and

7.	the form of Debt Securities to be issued on the date of this letter.

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In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the amended and restated certificate of incorporation, as amended and the second amended and restated by-laws, as amended, of the Company, each certified by the Company as in effect on the date of this letter, (ii) copies of resolutions of the board of directors of the Company relating to the issuance of the Debt Securities, certified by the Company and (iii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinion expressed below.

We have also relied upon oral and written statements of officers and representatives of the Company, the representations and warranties of the Company made in the Underwriting Agreement as to factual matters and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Debt Securities, when duly

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authenticated by the Trustee, and duly issued and delivered by the Company against payment as provided in the Underwriting Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforceability of the Debt Securities may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

The opinion expressed above is limited to the laws of the State of New York. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

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We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the base prospectus included in the Registration Statement and in the Final Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP